Exhibit 10.21

FORM OF

SERVICE AGREEMENT

Dated: [Date]

Avolon Aerospace Leasing Limited

and

[Employee Name]

i

This Agreement is made on [Date] between

(1)	Avolon Aerospace Leasing Limited (the “Company”) of The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, and

(2)	[Employee Name] of [Address] (the “Executive”).

This agreement records the terms on which the Executive will serve the Company.

1	Interpretation

In this agreement (and any schedules to it):

1.1	Definitions

“Businesses” means:

(a)	all and any trades or other commercial activities carried on with a view to profit by the Company or any Group Company at the Termination Date with which the Executive shall have been concerned or involved to any material extent at any time during the six (6) months prior to the Termination Date; or

(b)	all and any trades or other commercial activities which the Company or any Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future;

and in relation to which the Executive shall at the Termination Date possess any Confidential Business Information.

“Business Days” means a day on which banks are generally open for business in Dublin.

“Confidential Business Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk, tape or other media):

(a)	which the Executive shall acquire at any time during his/her employment by the Company; and

(b)	which is not in the public domain.

“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk, tape or other media) relating to the business methods, corporate plans, management systems, finances, securities and trading positions and procedures, employee-related information, developing new business opportunities or research and development projects of the Company or any Group Company.

“Employment” means the employment governed by this agreement.

“Group” means the Company and any holding company of the Company or subsidiary or Group Company of the Company or of any such holding company in accordance with Section 155 of the Companies Act 1963, as amended.

“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly.

“Holding Company” has the meaning given in section 155 of the Companies Act 1963, as amended.

“Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters and the aforesaid relatives by marriage.

“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, past, present or future credit-related applications, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company.

“Technical Information” means all and any trade secrets, secret formulae, process, inventions, designs, know-how, discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company.

“Termination Date” means the date on which the Employment terminates.

2	Commencement of Employment

2.1	The commencement of the Employment is conditional upon satisfaction of the following conditions:

2.1.1	the Executive providing to the Company satisfactory references (if required);

2.1.2	where a work permit or other similar permission is required in order for the Executive to work legally in Ireland, such a work permit or other such permission being granted to the Company or the Executive (as applicable) in respect of the Employment; and

2.2	Subject to clause 2.1 the Employment will start on [Date] or if later (provided that the Company has agreed to same), the date upon which the conditions set out in clause 2.1 are satisfied (the “Commencement Date”) or such other date as mutually agreed. The Employment will continue until termination in accordance with the provisions of this agreement.

3	Appointment and Duties of the Executive

3.1	The Executive will serve as [Title] unless and until otherwise advised) or in any other executive capacity as the Company may reasonably decide.

3.2	The Executive will:

3.2.1	devote the whole of his/her working time, attention and skill to the Employment;

3.2.2	properly perform his/her duties and exercise his/her powers consistent with those duties;

3.2.3	accept any offices or directorships as reasonably required by the Chief Executive Officer or his designate;

3.2.4	comply with all reasonable rules and regulations issued by the Company;

3.2.5	obey all lawful and reasonable directions of the Chief Executive Officer or his/her designate;

3.2.6	use his/her best endeavours to promote the interests and reputation of every Group Company; and

3.2.7	comply with the reasonable requirements of any Company policy from time to time.

3.3	The Executive accepts that the Company may require him/her to perform additional or alternative duties for the Company or any other Group Company, whether for the whole or part of his/her working time without any additional remuneration, holidays or leave. Such duties may include acting as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company. In performing those duties, clause 3.2 will apply as if references to the Company are to the appropriate Group Company. The Company will remain responsible for the payments and benefits he/she is entitled to receive under this agreement.

3.4	The Executive will keep the Chief Executive Officer or his/her designate (and, where appropriate the Chief Executive Officer or his/her designate of any other Group Company) fully informed of his/her conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner. He/she will provide information to the Chief Executive Officer or his/her designate in writing if requested.

4	Hours

4.1	The Executive will comply with the Company’s normal hours of work and will also work any additional hours which may be reasonably necessary from time to time for the proper performance of his/her duties and to the satisfaction of the Chief Executive Officer or his/her designate. He/she will not receive any further remuneration for any hours worked in addition to the normal working hours. The parties each agree that the nature of the Executive’s position is such that his/her working time cannot be measured and, accordingly, that the Employment falls within the scope of section 3(2)(c) of the Organisation of Working Time Act 1997.

5	Interests of the Executive

5.1	During the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the consent of the Chief Executive Officer or his/her designate) or which impairs or might reasonably be thought by the Company to impair the Executive’s ability to act at all times in the best interests of the Company.

5.2	The Executive confirms that he/she has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives, and he/she agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

6	Location

6.1	The Executive’s normal place of work will be the Company’s offices in Dublin, Ireland or at such other locations as the Company may reasonably require for the proper performance of his/her duties. In particular, the Executive may be required to work at any other location in Dublin, Ireland and it is a condition of his/her employment to comply with any such requirement.

6.2	The Executive may also be required to travel both within and outside Dublin, Ireland in order to fulfil his/her duties (although if he/she is required to work outside Dublin, Ireland for continuous periods of more than one month he/she will be notified of any terms and conditions which apply).

7	Salary and Benefits

7.1

The Company will pay the Executive a basic salary of €[—] gross per annum. Salary will be normally paid monthly in arrears by bank credit transfer on the 16th day of each month. Whilst this clause 7.1 shall not impose any obligation on the Chief Executive

Officer or his/her designate to increase the Executive’s salary, such salary will be reviewed, for an upward review only, by the Chief Executive Officer or his/her designate annually during the course of the Employment and any change (which is at the discretion of the Company) will be notified to the Executive in writing.

7.2	Regarding any director’s fees from the Group Companies and any other companies in which the Executive is required to accept a directorship or perform duties under the terms of this Employment,

7.2.1	the Executive will repay any fees he/she receives to the Company; or

7.2.2	his/her salary will be reduced by the amount of those fees; or

7.2.3	a combination of the methods set out in clauses 7.2.1 and 7.2.2. In all cases herein in this clause 7.2 such methodology shall be mutually agreed between the Executive and the Company such that the Executive does not suffer any additional losses (other than reimbursing the Company) such as income tax losses.

7.3	The Executive will be eligible for consideration for an annual discretionary bonus based upon evaluation of such factors as the Company, in its absolute discretion, believes is appropriate to take into account from time to time. The Executive’s target bonus range will be [—]% of basic salary. Any bonus awarded by the Company implies no expectation nor creates any precedent for the awarding of any subsequent bonus. Any bonus is entirely discretionary and not incorporated by reference into this Agreement. It is envisaged that the Executive will be advised of his/her bonus payment during the month of January and such bonus will be paid in the February payroll.

7.4	No bonus payment will be made if on the relevant payment date(s) the Executive has given or has been given notice of termination of employment or is no longer employed by the Company. Bonus payment(s) (if any) are non-pensionable and are subject to any statutory deductions required by law (if applicable).

7.5	The Company has arranged for the Executive to have access to a Personal Retirement Savings Account (“PRSA”) to which the Company will contribute an amount equal to [—]% of the Executive’s basic monthly salary as set out in clause 7.1. The Company will also arrange to include the Executive in a Health Insurance Plan, details of which are available upon request.

8	Holidays

8.1	The Executive is entitled to 30 days’ paid holiday each calendar year (in addition to all relevant public holidays) to be taken at times approved in advance by the Chief Executive Officer or his/her designate.

8.2	The Executive may be required to retain a sufficient number of days from his/her Company holiday entitlement to cover the Company’s shutdown period or take payment in lieu thereof, which will be notified by the Company either individually or by way of a general notice to staff.

8.3	Holiday entitlement will accrue from day to day. For part years worked, the Executive’s holiday entitlement for the year will be pro-rated to the length of his/her service in that year. The Executive will be paid for any accrued holiday not taken at the Termination Date. The Company may require the Executive to take any accrued holiday during any notice period. If on the Termination Date the Executive has exceeded his/her accrued holiday entitlement, the amount equal to the excess may be deducted from any sums due to him/her, to which the Executive hereby consents.

8.4	Holiday entitlements for one holiday year cannot be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

9	Notification of Illness

9.1	Salary payable and benefits provided to the Executive under this agreement will cease after the earlier of six consecutive months of absence or 125 working days of absence in any 12 month period from work due to illness or injury.

9.2	The amount of any benefit which the Executive is entitled to claim during that period of absence under any social welfare sickness or other benefits and/or any scheme of which the Executive is a non-contributory member by virtue of the Employment will be deducted from any salary paid to him/her.

9.3	If the Executive is absent from work due to sickness or injury which is caused by the actionable negligence of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of salary under this agreement, the Executive agrees to refund to the Company any money paid to him/her as salary in respect of the same period of absence.

9.4	In the case of any absences from work due to illness or accident which continues for more than three days a medical certificate must be provided to the Company by the ninth day of the illness or accident. If the absence continues medical certificates must be provided to the Company on a weekly basis.

9.5	In the event that the Executive is absent from his duties due to sickness or other incapacity for ten or more consecutive Business Days or as may be required by any of the Company’s benefit plans or providers the Company reserves the right to request the Executive to undergo a medical examination by a practitioner nominated by the Company, the result of such examination to be disclosed directly by such practitioner to the Company.

10	Expenses

10.1	The Company will refund to the Executive all reasonable expenses properly incurred by him/her in performing his/her duties under this agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other satisfactory vouching evidence as proof that he/she has incurred any expenses he/she claims within 30 days at the end of each month. Any claims made after this period may not be refunded by the Company.

10.2	If the Executive is provided with a credit or charge card by the Company this must only be used for expenses which he/she incurs in performing the duties of the Employment.

11	Confidentiality

11.1	Without prejudice to the common law duties which he/she owes to the Company the Executive agrees that he/she will not, except in the proper performance of his/her duties, copy, use for his/her purpose or those of any other person, company, business, entity or other organisation whatsoever or directly or indirectly disclose to any person any of the Company’s trade secrets or Confidential Business Information and any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of the Company. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to trade secrets or confidential information which becomes public other than through a breach of this agreement. The Executive will use his/her best endeavours to prevent the unauthorised copying use or disclosure of such information.

11.2	In the course of the Employment the Executive is likely to obtain trade secrets and Confidential Business Information belonging or relating to other Group Companies. He/she will treat such information as if it falls within the terms of clause 11.1 and clause 11.1 will apply with any necessary amendments to such information. If requested to do so by the Company the Executive will enter into an agreement with other Group Companies and any other persons in the same terms as clause 11.1 with any amendments necessary to give effect to this provision.

11.3	The obligations contained in this clause shall not apply to any disclosures required by law, the Executive shall provide the Company with advance notice of such obligation in sufficient time so that the Company may interpose any appropriate objections to the disclosure.

12	Copyright / Executive Inventions

12.1	The Executive shall promptly disclose to the Company all copyright works or designs originated, conceived, written or made by the Executive alone or with others during the period of his/her employment by the Company.

12.2	The Executive hereby assigns to the Company by way of future assignment all copyrights, patents, design rights and other similar rights for the full terms thereof throughout the world arising in any works or material originated, conceived, written or made by the Executive (except only those works or designs originated, conceived, written or made by the Executive wholly outside the Executive’s normal working hours which are wholly unconnected with the Employment) during the period of the Employment by the Company insofar as the rights in such works and material do not automatically vest in the Company as result of the Employment.

12.3	The Executive shall, at the request and expense of the Company, do all things necessary or desirable to ensure that all rights, title and interest vest in the Company under clauses 12.1 and 12.2.

12.4	The Executive hereby waives all current or future moral or similar rights which he/she may assert arising from any of the works or materials referred to in clause 12.2 of this agreement insofar as the Executive may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in such works or material.

12.5	If at any time during the Employment the Executive makes or discovers or participates in the discovery of any invention, secret process, operational procedure or any improvement upon or addition to any invention or any secret process or contrivance or design or appliance or method of operation or other Intellectual Property which is applicable to or in any way affects the business for the time being carried on by the Company or the Group the same will be immediately communicated by the Executive to the Company and will be the absolute property of the Company or the Group as the case may be. At the request and expense of the Company, the Executive will give and supply all such information, data and drawings as may be needed to enable the Company or the Group as the case may be to exploit such invention, improvements or addition to the best advantages and agrees to execute all such documents and do all such things as may be necessary or desirable for obtaining patent or similar protection for the same in such part or parts of the world, as may be, specified by the Company or the Group as the case may be and for vesting the same in the Company or the Group.

12.6	The Executive hereby irrevocably appoints the Company to be the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute documents, to use the Executive’s name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefits or the provisions of clause 12.5 and a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act fails within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

12.7	The Executive will do nothing (whether by commission or omission) during the Executive’s Employment or at any time after the Termination Date to affect or imperil the validity or any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular, without limitation the Executive will not disclose the subject matter of any invention which may be patentable before the Company has had an opportunity to apply for any patent or patents.

12.8	In this clause 12:

“Intellectual Property” means inventions, designs, ideas, concepts, innovations, algorithms, software and copyright works of all kinds; and

“Intellectual Property Rights” means copyrights, patents, utility models, trademarks, design rights (whether registered or unregistered) database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and applications for such rights as may exist anywhere in the world.

13	Probation

The Executive will serve no probationary period.

14	Termination and Suspension[1]

14.1	The Employment will continue until terminated by either party giving written notice as set out in clause 14.2 or upon the Executive reaching his/her 60th birthday.

14.2	Either party may terminate the Employment by giving not less than three (3) months written notice to the other.

14.3	The Company may at its sole and absolute discretion pay salary alone (as referred to in clause 7.1, at the rate in force at the time such payment is made) in lieu of any unexpired period of notice (less any deductions the Company is required by law to make).

14.4	The Company may terminate the Employment with immediate effect by giving written notice if the Executive:

14.4.1	has not performed his/her duties under this agreement to the standard reasonably required by the Chief Executive Officer or his/her designate;

14.4.2	engages in material malfeasance including fraud, theft, embezzlement or knowing misrepresentation of material financial and operating results of the Company or any Group Company or gross negligence in connection with the performance of Executive’s duties hereunder;

14.4.3	commits any serious or persistent breach of his/her obligations under this agreement;

[1]	The Chief Executive Officer’s service agreement provides that he is entitled to a termination payment if terminated other than for cause. References in this “form of” service agreement to Chief Executive Officer are to the Company’s board of directors in the Chief Executive Officer’s service agreement.

14.4.4	does not comply with any lawful and reasonable order or direction given to him/her by the Chief Executive Officer or his/her designate;

14.4.5	is guilty of any gross misconduct or conducts himself/herself in a way which is harmful to any Group Company;

14.4.6	is convicted of an offence (other than a motoring offence which does not result in imprisonment) whether in connection with the Employment or not;

14.4.7	is bankrupted or has a receiving order made against him/her or makes any general composition with his/her creditors or takes advantage of any statute affording relief for insolvent debtors;

14.4.8	fails to maintain or becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by the Company for the Executive to carry out his/her duties; or

14.4.9	is disqualified or prohibited by law from being a director or officer of the Company or is subject to a restriction order limiting the Executive’s activities.

14.5	The Executive will have no claim for damages or any other remedy against the Company if the Employment is terminated for any of the reasons set out in clause 14.4.

14.6	When the Employment terminates the Company may deduct from any money due to the Executive (including remuneration) any amount which he/she owes to any Group Company.

14.7	The Company may suspend the Executive from the Employment on full salary at any time, and for any justifiable reason for a reasonable period to investigate any serious matter in which the Executive is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings at which the Executive is present.

15	Garden Leave

15.1	At any time after notice to terminate the Employment is given by either party under clause 14 above, or if the Executive resigns, and without prejudice to clause 14.3, the Company may require the Executive to comply with any or all of the provisions in clauses 15.2 and 15.3 for a period not exceeding the period of notice in clause 14.2 (the “Garden Leave Period”).

15.2	During any Garden Leave Period the Company shall be under no obligation to provide any work to or vest any powers in, the Executive, who shall have no right to perform any services for the Company (or any Group Company).

15.3	The Executive will not, without prior written consent of the Chief Executive Officer or his/her designate, be employed or otherwise engaged in the conduct of any activity,

whether or not of a business nature during the Garden Leave Period. Further, the Executive will not, unless requested by the Company:

15.3.1	enter or attend the premises of the Company or any other Group Company; or

15.3.2	contact or have any communication with any customer or client of the Company or any other Group Company and others in relation to the business of the Company or any other Group Company; or

15.3.3	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group; or

15.3.4	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

15.4	The Company may require the Executive:

15.4.1	to comply with the provisions of clause 18; and

15.4.2	to immediately resign from any directorship which he/she holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless he/she is required to perform duties to which any such directorship relates in which case he/she may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be his/her attorney to execute any instrument and do anything in his/her name and on his/her behalf to effect his/her resignation if he/she fails to do so in accordance with this clause.

15.5	During the Garden Leave Period, the Executive will be entitled to receive his/her salary and all contractual benefits in accordance with the terms of this agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such Garden Leave Period will be deemed to be taken by the Executive during the Garden Leave Period.

15.6	At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay the Executive salary alone in lieu of the balance of any period of notice given by the Company or the Executive, (less any deductions the Company is required by law to make).

15.7	All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause.

16	Restrictions after Termination of Employment

16.1	In this clause:

“Relevant Date” means the Termination Date or, if earlier, the date on which the Executive commences any Garden Leave Period;

“Restricted Period” means the period of three (3) months commencing on the Relevant Date; and

“Restricted Area” means the geographical area within which the Company carries on its Businesses to a material extent.

16.2	The Executive is likely to obtain trade secrets and Confidential Business Information and personal knowledge of and influence over clients and employees of the Group during the course of the Employment. To protect these interests of the Company, the Executive agrees with the Company that he/she will be bound by the following covenants which he/she acknowledges are reasonable:

16.2.1	during the Restricted Period and within the Restricted Area he/she will not be employed in, or carry on for his/her own account or for any other person, whether directly or indirectly, (or be a director, officer, consultant, partner or agent of any company engaged in) any business which is in competition with the Company being carried on at the Relevant Date;

16.2.2	during the Restricted Period he/she will not (either on his/her own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company the custom of any person who at any time during the 6 months prior to the Relevant Date was a customer or client of the Company;

16.2.3	during the Restricted Period he/she will not (either on his/her own behalf or for or with any other person, whether directly or indirectly) deal with or otherwise accept in competition with the Company the custom of any person who was at any time during the 6 months prior to the Relevant Date a customer or client of the Company; and

16.2.4	during the Restricted Period he/she will not (either on his/her own behalf or for or with any other person, whether directly or indirectly) entice or try to entice away from the Company any person who was a senior employee, director, officer, agent, or consultant to the Company at the Termination Date and who had been such a person at any time during the 6 months prior to the Relevant Date and with whom he/she had worked closely at any time during that period.

16.3

Each of the paragraphs contained in clause 16.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants. In the event that any of the covenants in this agreement are held to be unreasonable by reason of the area, duration or type or scope of service or work or matter covered by the covenant then effect will be given to the covenant in its reduced form as may be decided by any court of competent jurisdiction.

16.4	Following the Termination Date, the Executive will not represent himself/herself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed between the parties).

17	Offers on Liquidation

The Executive will have no claim against the Company if the Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company where the Executive refuses an offer of employment with the company succeeding to the Company upon such liquidation or reorganisation and the new terms of employment offered to the Executive are no less favourable to him/her nor vary substantially from the terms of this agreement.

18	Return of Company Property

18.1	At any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Executive will immediately return to the Company:

18.1.1	all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning all the Group Companies. The Executive will not retain any copies of any materials or other information; and

18.1.2	all other property belonging or relating to any of the Group Companies.

18.2	If the Executive commences Garden Leave in accordance with clause 14 he/she may be required to comply with the provisions of clause 18.1.

19	Directorships

19.1	The Executive’s office as a director of the Company or any other Group Company (if any) is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.

19.2	The Executive must resign without any claim for compensation, from any office held in any Group Company if he/she is asked to do so by the Company whether upon termination of this agreement or otherwise.

19.3	If the Executive does not resign any office held in accordance with clause 19.2, the Company will be appointed as his/her attorney to effect his/her resignation. By entering into this agreement, the Executive irrevocably appoints the Company as his/her attorney to act on his/her behalf to execute any document or do anything in his/her name necessary to effect his/her resignation in accordance with clause 19.2. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

19.4	The termination of any directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of terms of this agreement by the Company.

19.5	During the Employment the Executive will not do anything which could cause him/her to be disqualified or restricted from continuing to act as a director of any Group Company.

19.6	The Executive must not resign his/her office as a director of any Group Company without the agreement of the Company, such consent not unreasonably withheld.

20	Notices

20.1	Any notices given under this agreement must be given by hand, by letter or by fax. Notice to the Company must be addressed to its Dublin office at the time the notice is given. Notice to the Executive must be given to him/her personally to his/her address above (or other notified address in writing to the Company).

20.2	Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by fax will be deemed to have been given in the ordinary course of transmission.

21	Statutory Particulars

21.1	The written particulars of employment which the Executive is entitled to receive under the provisions of the Terms of Employment (Information) Acts, 1994 and 2001 are set out below, insofar as they are not set out elsewhere in this agreement.

21.1.1	The Executive’s period of continuous employment began on the Commencement Date and does not include any previous employment with any other employer.

21.1.2	The Company’s disciplinary rules and disciplinary and grievance procedures from time to time are applicable to the Executive. The disciplinary rules are contractual. The disciplinary and grievance procedures are non contractual.

21.1.3	The Company’s normal hours of work are 9 am to 5 pm Monday to Friday.

21.1.4	No collective agreement affects the provisions of this agreement.

21.1.5	The pay reference period for the purpose of the National Minimum Wage Act, 2000 is one month and the company will comply with its obligations under Section 23 of that Act if requested.

22	Data Protection Acts 1988 and 2003

22.1	For the purposes of the Data Protection Acts 1988 and 2003 (the “Acts”) the Executive gives his/her consent to the holding, processing and disclosure of personal data (including sensitive personal data within the meaning of the Acts) provided by the Executive to the Company for all purposes relating to the performance of this agreement. The Executive acknowledges that during his/her Employment he/she may have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company. The Executive agrees to comply with the terms of the Acts in relation to such data and to abide by the Company’s data protection policy issued from time to time.

23	Miscellaneous

23.1	This agreement may only be modified by the written agreement of the parties.

23.2	The Executive shall not be entitled to assign the benefit of this Agreement.

23.3	References in this agreement to rules, regulations, policies or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

23.4	This agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. The Executive acknowledges that he/she has not been induced to enter into this agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his/her only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

23.5	Neither party’s rights or powers under this agreement will be affected if:

23.5.1	one party delays in enforcing any provision of this agreement; or

23.5.2	one party grants time to the other party.

23.6	References to any statutory provisions include any modifications or re-enactments of those provisions.

23.7	Headings will be ignored in construing this agreement.

23.8	If either party agrees to waive his/her rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by him/her. A party’s agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

23.9	This agreement is governed by and will be interpreted in accordance with the laws of Ireland. Each of the parties submits to the exclusive jurisdiction of the Irish Courts as regards any claim or matter arising under this agreement.

SIGNED by

on behalf of

Avolon Aerospace Leasing

Limited in the presence of:

Witness’s signature

Name

Address

Occupation

SIGNED by

[Employee Name]

In the presence of:

Witness’s signature

Name

Address

Occupation